EXHIBIT 99.1

DHI Group, Inc. Acknowledges Shareholder Amended Schedule 13D Filing
NEW YORK, Feb. 4, 2019 /PRNewswire/ -- As previously announced by DHI Group, Inc. (NYSE: DHX) (the “Company”) on August 23, 2018, the Company's Board of Directors (the “Board”) and executive management team (“Management”) planned to explore and respond to a proposal from TCS Capital Management (“TCS”) to acquire the Company that was set forth in TCS's Schedule 13D filed on August 23, 2018.  Since that time, the Board and Management engaged in discussions with TCS regarding a potential sale of the Company to TCS at a price per share of at least $2.55.  On January 31, 2019, TCS informed the Company that TCS has determined not to pursue a possible transaction involving the Company at this time, as disclosed in its amended filing on Schedule 13D made today with the SEC.

As previously announced, the Company will release fourth quarter and full year results on Thursday, February 7, 2019. Art Zeile, Chief Executive Officer, and Luc Gregoire, Chief Financial Officer, will host a conference call to discuss these results at 8:30 AM Eastern Time the same day.

Investor Contact
Arbor Advisory Group
212-448-4181
ir@dhigroupinc.com

Media Contact
Rachel Ceccarelli
Director of Corporate Communications
212-448-8288
media@dhigroupinc.com

About DHI Group, Inc.

DHI Group, Inc. (NYSE: DHX) is a leading provider of data, insights and employment connections through our specialized services for technology professionals and other select online communities. Our mission is to empower technology professionals and organizations that hire them to compete and win through expert insights and relevant employment connections. Employers and recruiters use our websites and services to source, hire and connect with the most qualified and highly-skilled technology professionals, while professionals use our websites and services to find ideal employment opportunities, relevant job advice and tailored career-related data. For over 25 years, we have built our Company on providing employers and professionals with career connections, news, tools and information. Today, we serve multiple markets in North America, Europe, the Middle East and the Asia Pacific region. Find out more at www.dhigroupinc.com.